UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2018

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2103 City West Blvd., 4th Floor Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 6, 2018, Bristow Group Inc. (the “Company”), its wholly-owned subsidiaries Bristow U.S. LLC, Bristow U.S. Leasing LLC, Bristow Alaska Inc., BHNA Holdings Inc. and Bristow Helicopters Inc. (collectively, the “Guarantors”) entered into an Indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”), pursuant to which the Company issued $350,000,000 aggregate principal amount of its 8.75% Senior Secured Notes due 2023 (the “Notes”) in a private offering to eligible purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will initially be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by the Guarantors and will be secured by first priority security interests on substantially all of the tangible and intangible personal property of the Company and the Guarantors (other than certain excluded assets) (the “Collateral”) as collateral security for their obligations under the Notes, subject to certain permitted encumbrances and exceptions. Certain of the security interests will be granted in connection with the execution and delivery of the Indenture, while security interests anticipated to cover approximately 77 aircraft will be granted within the periods described in the Indenture.

The Notes will bear interest at a rate of 8.75% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2018. The Notes will mature on March 1, 2023, subject to earlier mandatory redemption if more than $125 million principal amount of the Company’s existing senior notes due 2022 remains outstanding as of June 30, 2022. The Company may redeem all or a portion of the Notes at any time on or after March 1, 2020 at the applicable redemption price in accordance with the terms of the Notes and the Indenture, plus accrued and unpaid interest, if any, to the redemption date. At any time prior to March 1, 2020, the Company may redeem all or a portion of the Notes at a price equal to 100% of the principal amount of Notes to be redeemed plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. In addition, on one or more occasions, on or prior to March 1, 2020, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 108.75% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, with an amount of cash not greater than the net cash proceeds of certain qualified equity offerings by the Company.

The Indenture contains customary covenants that, among other things, limit our ability to incur additional liens or financial indebtedness and to sell or otherwise transfer the Collateral, including the pledged aircraft. The Indenture also contains customary events of default. If an event of default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the unpaid principal of, and any premium and accrued and unpaid interest on, all the Notes then outstanding to be due and payable immediately. In case of certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Guarantor or any significant subsidiary, all of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon a change of control (as defined in the Indenture), we will be required to make an offer to repurchase all or any part of each Note at an offer price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The proceeds of the Notes will be used, among other things, to repay the remaining obligations of the Company under Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 22, 2010, by and among the Company, as borrower, the lenders from time to time party thereto, and SunTrust Bank, as administrative agent (the “Credit Facility”), to cash collateralize certain outstanding letters of credit existing under the Credit Facility, and for general corporate purposes.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Note, copies of which are filed as Exhibits 4.1 and 4.2 hereto, respectively.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

4.1	Indenture, dated as of March 6, 2018, among the Company, the Guarantors, the Trustee and the Collateral Agent.

4.2	Form of 8.75% Senior Secured Note due 2023 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.

Date: March 6, 2018	By:	/s/ Timothy J. Knapp
Timothy J. Knapp
Senior Vice President, General Counsel and Corporate Secretary